UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-23885
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-55174
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-111698

UNDER
THE SECURITIES ACT OF 1933

BONE CARE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

WISCONSIN (State or Other Jurisdiction of Incorporation)	39-1527471 (I.R.S. Employer Identification No.)

1600 ASPEN COMMONS
MIDDLETON, WISCONSIN, 53562
(Address of Principal Executive Offices)

BONE CARE INTERNATIONAL, INC. 1996 STOCK OPTION PLAN
BONE CARE INTERNATIONAL, INC. 2002 STOCK INCENTIVE PLAN
BONE CARE INTERNATIONAL, INC. 2003 STOCK INCENTIVE PLAN
(Full Title of the Plan)

BRIAN J. HAYDEN
Vice President — Finance
Bone Care International, Inc.
1600 Aspen Commons
Middleton, Wisconsin 53562
(Name and Address of Agent for Service)

Copy to:
STEVEN SUTHERLAND
Sidley Austin Brown & Wood
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603

(608) 662-7800
(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES

     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of the Registrant (collectively, the “Registration Statements”):

     File No. 333-23885, pertaining to the registration of 555,677 shares of the Registrant’s common stock, no par value per share (“Common Stock”), issuable under the Registrant’s 1996 Stock Option Plan (the “1996 Plan”), which was filed with the Securities and Exchange Commission on March 25, 1997;

     File No. 333-55174, pertaining to the registration of 600,000 shares of Common Stock, and associated preferred stock purchase rights, issuable under the 1996 Plan, which was filed with the Securities and Exchange Commission on February 7, 2001; and

     File No. 333-111698, pertaining to the registration of an additional 700,000 shares of Common Stock issuable under the 1996 Plan, 750,000 shares of Common Stock issuable under the Registrant’s 2002 Stock Incentive Plan, and 300,000 shares of Common Stock issuable under the Registrant’s 2003 Stock Incentive Plan, in each case with associated preferred stock purchase rights, which was filed with the Securities and Exchange Commission on January 2, 2004.

     Pursuant to an Agreement and Plan of Merger dated as of May 4, 2005 among Genzyme Corporation, a Massachusetts corporation (“Genzyme”), Macbeth Corporation, a newly-formed Wisconsin corporation and a direct wholly-owned subsidiary of Genzyme (“Macbeth”), and the Registrant, Macbeth will be merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. The closing for the Merger (the “Closing”) has occurred, and the Merger is scheduled to become effective at 12:01 am on July 1, 2005 pursuant to a certificate of merger filed with the Department of Financial Institutions of the State of Wisconsin.

     The offerings pursuant to the Registration Statements have been terminated. Prior to termination, all of the shares registered under File No. 333-23885, 310,870 of the shares registered under File No. 333-55174, and 187,558 of the shares registered under File No. 333-111698 had been issued. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Shares registered but not sold under the Registration Statements, which include 289,130 shares registered under File No. 333-55174 and 1,562,442 shares registered under File No. 333-111698.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middleton, State of Wisconsin, on June 30, 2005.

BONE CARE INTERNATIONAL, INC.
By:	/s/ Brian J. Hayden
Brian J. Hayden
Vice President — Finance